Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-151509) of Stone Energy Corporation and the related joint proxy statement/prospectus for the registration of 11,347,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 25, 2008, with respect to the consolidated financial statements of Stone Energy Corporation, and the effectiveness of internal control over financial reporting of Stone Energy Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New Orleans, Louisiana
July 14, 2008